Exhibit 5.1

Writer’s email: kps@fdlawlv.com

October 21, 2026

Quanome Technologies, Inc.

112 W 34th St, FL 18, Room 18022

New York, NY 10120

Re:	Quanome Technologies, Inc. (formerly Lakeside Holding Limited) Prospectus Supplement to Registration Statement on Form S-3 (File Number 333-297324)

Ladies and Gentlemen:

We have acted as special Nevada counsel for Quanome Technologies, Inc. (formerly Lakeside Holding Limited), a Nevada corporation (the “Company”), in connection with the Company’s issuance and sale, through Maxim Group LLC, as sales agent (the “Sales Agent”), of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $9,754,475 of shares of our common stock (the “Shares”), from time to time and at various prices in an “at the market” offering pursuant to (i) that certain At The Market Offering Agreement, dated October 21, 2026 (the “ATM Agreement”), by and between the Company and the Sales Agent, and (ii) the Company’s Registration Statement on Form S-3, as amended, Registration No. 333-297324, initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on July 8, 2026 and declared effective on October 16, 2026 (the “Registration Statement”), the base prospectus filed as part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement filed with the Commission on October 21, 2026 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein. As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the ATM Agreement, (ii) the Registration Statement and the Prospectus, (iii) the Company’s Articles of Incorporation and Bylaws of the Company, as amended, each as amended to date, and (iv) the proceedings and actions taken by the Board of Directors of the Company to authorize and approve the transactions contemplated by the ATM Agreement and the execution and delivery of the ATM Agreement. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinions set forth herein.

3275 South Jones Blvd., Suite 105 | Las Vegas, Nevada 89146 | Phone: (702) 307-9500 | Fax: (702) 382-9452

October 20, 2026

In our examination of documents for purposes of this opinion, we have relied on the accuracy of representations to us by officers of the Company with respect to all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock will be available for issuance when the Shares are issued.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.	The Shares, when sold and issued against payment therefor in accordance with the terms of the ATM Agreement and as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Nevada. We express no opinion with respect to any other laws or with respect to the “blue sky” securities laws of any state.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur. This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

October 20, 2026

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K and the use of our name in the section entitled “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act of 1933, as amended (the “Securities Act”) or the General Rules and Regulations promulgated thereunder. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FLANGAS LAW GROUP

FLANGAS LAW GROUP